Exhibit 99.1

Brooklyn ImmunoTherapeutics Announces Initiation of Phase 2 Trial of IRX-2 in Combination with Pembrolizumab and Chemotherapy in

Triple Negative Breast Cancer

Brooklyn, NY – February 9, 2021 – Brooklyn ImmunoTherapeutics LLC (“Brooklyn”), a biopharmaceutical company focused on exploring the role that cytokine-based therapy can have in treating patients with cancer, today announced the initiation of an open-label Phase 2 clinical trial of IRX-2 in combination with pembrolizumab (Keytruda®) and chemotherapy in triple negative breast cancer (TNBC). The trial will be conducted at the Providence Cancer Institute in Portland, Oregon.

IRX-2 is an allogeneic, cell-derived biologic with multiple active cytokine components, including IL-2, that act on various parts of the immune system associated with activation of the entire tumor microenvironment.

“In a Phase 1b clinical trial in early stage breast cancer, IRX-2 was well-tolerated as a single agent with no Grade 3 or 4 toxicities in patients and encouraging signs of activity including upregulation of PD-L1,” said principal investigator David Page, M.D., medical oncologist and assistant member, Earle A. Chiles Research Institute, a division of Providence Cancer Institute. “These results provide a strong rationale for studying IRX-2 in combination with pembrolizumab, an immunotherapy that targets PD-1, and standard of care chemotherapy in triple negative breast cancer, a disease for which there is an urgent need for new treatment options.”

“IRX-2 is currently being studied in a range of cancer indications, both as a single agent and in combination with other anti-cancer therapies, including checkpoint inhibitors,” said Lynn Sadowski Mason, Executive Vice President, Clinical Operations of Brooklyn ImmunoTherapeutics. “We believe that the unique combination of cytokines in IRX-2 can improve outcomes for patients with solid tumor cancers based on its ability to activate the immune system in the tumor microenvironment. We look forward to the results of this clinical trial and to exploring potential new indications in the future.”

About the Phase 2 Trial

The Phase 2 randomized, open-label trial is designed to assess the efficacy and safety of IRX-2 in patients with TNBC. Approximately 30 patients in total are expected to be enrolled. Patients with locally confirmed TNBC who have previously untreated locally advanced non-metastatic TNBC are eligible. Patients will receive alternating regimens of Pembrolizumab plus chemotherapy and subcutaneous IRX-2 injections twice a day for 10 days as neoadjuvant therapy prior to surgery. The primary efficacy endpoint is pathological Complete Response (pCR) and patients will be evaluated following definitive surgery. Please refer to www.clinicaltrials.gov (NCT04373031) for additional clinical trial details.

This study is supported in part by a research grant from the Investigator-Initiated Studies Program of Merck Sharp & Dohme Corp., a subsidiary of Merck & Co., Inc.

About Brooklyn ImmunoTherapeutics

Brooklyn ImmunoTherapeutics is focused on exploring the role that cytokine-based therapy can have in treating patients with cancer, both as a single agent and in combination with other anti-cancer therapies. Our most advanced program is studying the safety and efficacy of IRX-2 in patients with head and neck cancer. In a Phase 2A clinical trial in head and neck cancer, IRX-2 demonstrated an overall survival benefit. Additional studies are either underway or planned in other solid tumor cancer indications. For more information about the company and its clinical programs, please visit www.BrooklynITx.com.

About Providence Cancer Institute

Providence Cancer Institute, a part of Providence St. Joseph Health, offers the latest in cancer services, including diagnostic, treatment, prevention, education, support and internationally renowned research. Providence Cancer Institute is home to the Earle A. Chiles Research Institute, a world-class research facility located within the Robert W. Franz Cancer Center in Portland, Oregon, and is a recognized leader in the field of cancer immunotherapy since 1993. To learn more, visit www.providenceoregon.org/cancer.

Additional Information and Where to Find It

Brooklyn has entered into a merger agreement with NTN Buzztime, Inc. (“NTN”), and in connection therewith, NTN has filed a registration statement on Form S-4 to register the shares to be issued to Brooklyn’s members at the effective time of the merger. The Form S-4 registration statement has become effective, and investors are urged to read these materials carefully and in their entirety because they contain important information about the merger, Brooklyn’s business, its clinical trials, and related matters. Copies of the proxy statement/prospectus/consent solicitation statement and other relevant materials may be obtained free of charge at the SEC website at www.sec.gov. In addition, investors and security holders may obtain free copies of the documents filed with the SEC by directing a written request to: Brooklyn Immunotherapeutics LLC, 140 58th Street, Building A, Suite 2100, Brooklyn, NY 11220.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are any statements that are not statements of historical fact and may be identified by terminology such as “expect,” “intend,” “plan,” “believe,” “anticipate,” “may,” “will,” “would,” “should,” “could,” “contemplate,” “estimate,” “predict,” “potential” or “continue,” or the negative of these terms or other similar words. Forward-looking statements are based on current beliefs and assumptions that are subject to risks and uncertainties and are not guarantees of future performance. Actual results could differ materially from those stated or implied in any forward-looking statement as a result of various factors, including, but not limited to: (i) risks that the conditions to the closing of the proposed merger between Brooklyn and NTN will not be satisfied; (ii) uncertainties related to the impact of the COVID-19 pandemic on the business and financial condition of Brooklyn, including on the timing and cost of the BR-202 clinical trial; (iii) whether the BR-202 trial will be successful; (iv) whether IRX-2 will ever be approved for commercialization by the U.S. Food & Drug Administration, and (v) those other factors set forth in the proxy statement/prospectus/consent solicitation statement. You should not rely upon forward-looking statements as predictions of future events. Brooklyn cannot assure you that the events and circumstances reflected in the forward-looking statements will be achieved or occur, and actual results could differ materially from those projected in the forward-looking statements. The forward-looking statements made in this communication speak only as of the date on which they were made, and Brooklyn does not undertake any obligation to update the forward-looking statements contained herein to reflect events that occur or circumstances that exist after the date hereof, except as may be required by applicable law or regulation.

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Media Contact

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